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NASDAQ: EPMD                               For Further Information Contact:
RELEASE Monday May 12, 2003 7:00 am        Matthew C. Hill, CFO
                                           (856-753-8533)


                EP MEDSYSTEMS REPORTS 2003 FIRST QUARTER RESULTS
                    AND RECEIVES CE APPROVAL FOR ALERT(R) CS/RA


     West Berlin, NJ (May 12, 2003)--EP MedSystems, Inc. (NASDAQ: EPMD), a market leader in electrophysiology products used to diagnose and treat certain types of cardiac rhythm disorders, today announced sales for the three months ended March 31, 2003 of $2,291,000, compared to the three months ended March 31, 2002, of $2,989,000. The net loss for the quarter was $1,390,000, compared to $702,000 in 2002. The basic and diluted loss per share for the three months ended March 31, 2003 was $0.08 and $0.05 for the comparable period in 2002.

     The Company also announced, on May 9, 2003, it received regulatory approval from its European Notified Body for the ALERT(R) CS/RA. The ALERT(R) CS/RA catheter system is intended to replace existing electrophysiology catheters by allowing the EP Physician not only to perform routine diagnostic procedures, but also to easily convert atrial fibrillation to normal heart rhythm during the procedures. The ALERT(R) CS/RA catheters are used in conjunction with the
ALERT(R) Companion, a programmable bi-phasic energy source for internal cardioversion. Internal cardioversion allows the physician to treat atrial fibrillation at energy levels far less than external cardioversion. This approval follows the approval from the European Notified Body to sell the ViewMate(R) intracardiac ultrasound catheter system last week.

     Reinhard Schmidt, EP MedSystems' President and Chief Executive Officer commented,"we are pleased with our accomplishments over the last 90 days, which included the favorable resolution of the NASDAQ listing uncertainty and product approvals in Europe for both the ALERT(R) CS/RA catheter system and the ViewMate(R) intracardiac ultrasound catheter system. These new product approvals should contribute to faster revenue growth in the second half of this year. We have started to expand our investment in sales and marketing to support these recent approvals, while beginning to adjust our development costs, as these products complete their worldwide regulatory approvals. With the approval of the new disposable products in Europe, we hope to see fewer fluctuations in quarterly revenue then we experience currently with sales generated primarily from capital equipment. In the first quarter of 2003, we experienced a slip in closing a number of EP-WorkMate(R) sales in the United States, which resulted in a shortfall in sales versus our goals. A number of these transactions have closed since the end of the quarter, and we expect to return to historical levels of growth next quarter.

     EP MedSystems develops and markets cardiac electrophysiology ("EP") products used to diagnose and treat certain cardiac rhythm disorders. The Company's EP product line includes the EP-WorkMate(R) Electrophysiology Workstation, the EP-3(TM) Stimulator, diagnostic electrophysiology catheters, the Alert(R) System and related internal cardioversion catheters and other disposable supplies. EPMD's shareholders include Medtronic (NYSE: MDT), EGS Private Healthcare Partnership, H & Q Lifesciences, and Cardiac Capital LLC. For more information, visit our Website at www.epmedsystems.com.




                                              EP MEDSYSTEMS, INC.
                                          SELECTED FINANCIAL DATA
                                                (Unaudited)
                                                                  Three Months Ended
                                                                       March 31,
                                                         --------------------------------------
                   Income Statement Data                        2003                 2002
                                                         -------------------    ---------------
                   Net Sales                                     $2,291,000         $2,989,000
                   Cost of products sold                          1,162,000          1,225,000
                                                         -------------------    ---------------
                      Gross Profit                                1,129,000          1,764,000
                   Operating expenses
                     Research and development                       594,000            726,000
                      Sales and marketing                         1,318,000          1,108,000
                      General and administrative                    543,000            577,000
                                                         -------------------    ---------------
                        Loss from operations                    (1,326,000)          (647,000)
                   Interest expense, net                           (64,000)           (55,000)
                                                         -------------------    ---------------
                      Net Loss                                 $(1,390,000)         $(702,000)
                                                         ===================    ===============

                   Basic and diluted loss per share
                                                                    $(0.08)            $(0.05)
                                                         ===================    ===============

                   Weighted Average
                   Shares Outstanding                            16,627,667         14,507,402
                                                         ===================    ===============

         Balance Sheet Data                            At March 31, 2003        At March 31, 2002
                                                      --------------------     --------------------
                                                      --------------------     --------------------
         Cash and cash equivalents                             $2,862,000            $1,858,000
         Working capital                                        4,807,000             3,738,000
         Total assets                                           9,862,000            11,103,000
         Total liabilities                                      7,010,000             6,096,000
         Shareholder's equity                                   2,852,000             5,007,000

     This press release contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company including, but not limited to, financial forecasts for the year 2003. Such forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual results or events to differ materially and adversely from the results and events discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's history of losses, uncertainty of future profitability and future liquidity needs; and risks regarding regulatory approvals and demand for new and existing product as stated in the Company's annual report filed on Form 10-KSB and quarterly reports filed on form 10-QSB.

     The Company cautions investors and others to review the cautionary statements set forth in this Release and in the Company's reports filed with the Securities and Exchange Commission and cautions. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of anticipated events.